Exhibit 99.1

Press Release

For Immediate Release

Contact: David A. Brager
President and Chief
Executive Officer
(909) 980-4030

Correcting and Replacing CVB Financial Corp. Reports Earnings for the Second Quarter 2025

Ontario, CA, August 4, 2025 CVB Financial Corp. (NASDAQ:CVBF) On July 23, 2025, CVB Financial Corp. issued a press release setting forth the financial results for the quarter ended June 30, 2025. The purpose of this press release is to correct certain information set forth in the press release. Subsequent to the press release, the Company identified an error in the calculation of the weighted average shares outstanding, reflected in the table on page 12. The correction of the error in weighted average shares resulted in basic and diluted earnings per share (EPS) for the second quarter of 2025 increasing by $0.01 to $0.37, from the originally disclosed basic and diluted EPS of $0.36. Basic and diluted EPS for the six months ended June 30, 2025 has also been corrected from $0.72 to $0.73. The correction of EPS for the three months and the six months ended June 30, 2025 are reflected on pages 11 and 15 of the corrected press release. The correct EPS will be reflected in the Form 10-Q for the six months and quarter ended June 30, 2025 and there are no other changes in the Company’s reported financial results.

The updated release reads:

CVB Financial Corp. Reports Earnings for the Second Quarter 2025

Second Quarter 2025

•	Net Earnings of $50.6 million, or $0.37 per share

•	Return on Average Assets of 1.34%

•	Efficiency Ratio of 45.6%

•	Net Interest Margin of 3.31%

Ontario, CA, July 23, 2025-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended June 30, 2025.

CVB Financial Corp. reported net income of $50.6 million for the quarter ended June 30, 2025, compared with $51.1 million for the first quarter of 2025 and $50.0 million for the second quarter of 2024. Diluted earnings per share were $0.37 for the second quarter, compared to $0.36 for the prior quarter and $0.36 for the same period last year.

For the second quarter of 2025, annualized return on average equity (“ROAE”) was 9.06%, annualized return on average tangible common equity (“ROATCE”) was 14.08%, and annualized return on average assets (“ROAA”) was 1.34%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “Citizens Business Bank’s performance in the second quarter demonstrates our continued financial strength and focus on our vision of serving the comprehensive financial needs of small to medium sized businesses and their owners. Our consistent financial performance is highlighted by our 193 consecutive quarters, or more than 48 years, of profitability, and our 143 consecutive quarters of paying cash dividends. I would like to thank our customers and associates for their continuing commitment and loyalty.”

Additional Highlights for the Second Quarter of 2025

•	Pre-provision / pretax income increased from $67.5 million in the first quarter of 2025 to $68.8 million

•	Cost of funds decreased to 1.03% from 1.04% in the first quarter of 2025

•	Deposits and customer repos grew by $123 million from the end of the first quarter of 2025

•	Loans decreased by $5 million from the end of the first quarter 2025

•	TCE Ratio of 10.0% & CET1 Ratio of 16.5%

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(Dollars in thousands, except per share amounts)
Net interest income	$111,608	$110,444	$110,849	$222,052	$223,310
Recapture of (provision for) credit losses	-	2,000	-	2,000	-
Noninterest income	14,744	16,229	14,424	30,973	28,537
Noninterest expense	(57,557)	(59,144)	(56,497)	(116,701)	(116,268)
Income taxes	(18,231)	(18,425)	(18,741)	(36,656)	(36,945)

Net earnings	$50,564	$51,104	$50,035	$101,668	$98,634

Earnings per common share:
Basic	$0.37	$0.37	$0.36	$0.73	$0.71
Diluted	$0.37	$0.36	$0.36	$0.73	$0.71

NIM	3.31%	3.31%	3.05%	3.31%	3.07%
ROAA	1.34%	1.37%	1.24%	1.35%	1.22%
ROAE	9.06%	9.31%	9.57%	9.18%	9.44%
ROATCE	14.08%	14.51%	15.51%	14.29%	15.32%
Efficiency ratio	45.55%	46.69%	45.10%	46.12%	46.17%

Net Interest Income

Net interest income was $111.6 million for the second quarter of 2025, representing a $1.2 million, or 1.1%, increase from the first quarter of 2025, and a $0.8 million, or 0.7%, increase from the second quarter of 2024. Interest income increased by $1.2 million, or 0.84%, from the first quarter, while interest expense remained the same at $32.6 million in the second quarter of 2025.

The increase in net interest income of $0.8 million, or 0.7%, compared to the second quarter of 2024 was the net result of a $15.6 million decline in interest expense, that exceeded the $14.9 million decline in interest income. The decrease in interest expense was the result of a $1.19 billion decrease in average interest-bearing liabilities compared to the second quarter of 2024. The decline in interest-bearing liabilities was driven by a decrease in borrowings that resulted from the early redemptions of Bank Term Funding Program (“BTFP”) advances in the third quarter of 2024. The decrease in interest income was the result of a $1.11 billion decrease in average interest-earning assets, that coincided with the Company’s deleveraging strategy in the second half of 2024 resulting in the Company’s borrowings declining by $1.34 billion.

Net Interest Margin

Our tax equivalent net interest margin was 3.31% for the second quarter of 2025, compared to 3.31% for the first quarter of 2025 and 3.05% for the second quarter of 2024. The yield on our interest-earning assets for the second quarter of 2025 remained unchanged, at 4.28%, compared to the prior quarter, while our cost of funds decreased slightly to 1.03% for the second quarter of 2025, from 1.04% in the prior quarter. Loan yields remained unchanged for the second quarter of 2025 at 5.22%. The slight decrease in our cost of funds was primarily due to a two-basis point decrease in our cost of deposits, from .86% to .84%. The decrease in cost of deposits was partially offset by an increase in the average balance and cost of customer repurchase agreements. For the second quarter of 2025 average customer repurchase agreements were $376.6 million at a cost of 1.66%, compared to $317.3 million and 1.24% for the prior quarter.

Net interest margin for the second quarter of 2025 increased by 26-basis points compared to the second quarter of 2024, primarily as a result of 35-basis point decrease in cost of funds, to 1.03% for the second quarter of 2025, from 1.38% in the same quarter of last year. The decrease in cost of funds was primarily due to a $1.34 billion decline in average borrowings, which had an average cost of 4.79% in the second quarter of 2024. For the second quarter of 2025, the Company had average deposits and customer repurchase agreements of $12.18 billion, at an average cost of 0.87%, and average borrowings of $508.2 million, at an average cost of 4.61%, compared to the second quarter of 2024 in which borrowings averaged $1.85 billion, at an average cost of 4.79%, and average deposits and customer repurchase agreements of $12.17 billion had an average cost of 0.87%. The decrease in cost of funds, exceeded the modest decrease in interest earning asset yields from 4.37% for the second quarter of 2024 to 4.28% in the second quarter of 2025. The decrease in earning asset yields was impacted by a decrease in loan yields from 5.26% for the second quarter of 2024 to 5.22% for the second quarter of 2025, and a decrease in investment securities yields to 2.62% in the second quarter of 2025, from 2.71% for the second quarter of 2024. The decrease in investment yields was primarily the result of a $2.8 million decrease in the positive interest spread on pay-fixed swaps.

Earning Assets and Deposits

Average earning assets increased by $1.7 million compared to the first quarter of 2025 and declined by $1.12 billion when compared to the second quarter of 2024. The average balance in funds held at the Federal Reserve increased by $170.5 million in the second quarter of 2025 compared to the first quarter of 2025, while average loans decreased by $112.6 million and average investment securities decreased by $61.3 for the same period. Compared to the second quarter of 2024, the decrease in average earning assets was due to decreases of $376.7 million in average loans, $359.5 million in average investment securities, and $372.1 million in funds held at the Federal Reserve. The average balance on noninterest-bearing deposits increased by $45.3 million, or 0.65%, from the first quarter of 2025 and the average balance on interest-bearing deposits and customer repurchase agreements decreased by $51.2 million from the same period. Compared to the second quarter of 2024, the average balance on total deposits and customer repurchase agreements increased by $14.9 million, or 0.12%. On average, noninterest-bearing deposits were 60.47% of total deposits during the most recent quarter, compared to 59.92% for the first quarter of 2025 and 60.13% for the second quarter of 2024.

SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024
	(Dollars in thousands)
Yield on average investment securities (TE)	2.62%		2.63%		2.71%
Yield on average loans	5.22%		5.22%		5.26%
Yield on average earning assets (TE)	4.28%		4.28%		4.37%
Cost of deposits	0.84%		0.86%		0.88%
Cost of funds	1.03%		1.04%		1.38%
Net interest margin (TE)	3.31%		3.31%		3.05%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$4,847,415	35.75%	$4,908,718	36.21%	$5,206,959	35.49%
Interest-earning deposits with other institutions	337,929	2.49%	162,389	1.20%	716,916	4.89%
Loans	8,354,898	61.63%	8,467,465	62.46%	8,731,587	59.51%
Total interest-earning assets	13,558,254		13,556,584		14,673,474

Provision for Credit Losses

There was no provision for credit losses in the second quarter of 2025, compared to a $2.0 million recapture of provision for credit losses in the first quarter of 2025 and no provision in the second quarter of 2024. Net charge-offs for the second quarter of 2025 were $249,000 compared to net recoveries of $130,000 in the prior quarter. Allowance for credit losses represented 0.93% of gross loans at June 30, 2025 compared to 0.94% at March 31, 2025.

Noninterest Income

Noninterest income was $14.7 million for the second quarter of 2025, compared with $16.2 million for the first quarter of 2025 and $14.4 million for the second quarter of 2024. Noninterest income decreased in the second quarter of 2025 compared to the first quarter primarily due to a $2.2 million gain recognized during the first quarter of 2025 on the sale of four OREO properties. Excluding gains, noninterest income grew by approximately $700,000, including a $397,000 increase of income from Bank Owned Life Insurance (“BOLI”). BOLI income also increased in the second quarter of 2025 compared to the second quarter of 2024 by $285,000. Compared to the first quarter of 2025, Trust and investment services income grew by $304,000, or 8.9%, while growing by $287,000, or 8.4% over the second quarter of 2024.

Noninterest Expense

Noninterest expense for the second quarter of 2025 was $57.6 million, compared to $59.1 million for the first quarter of 2025 and $56.5 million for the second quarter of 2024. Noninterest expense decreased in the second quarter of 2025 compared to the first quarter of 2025 primarily due to a $500,000 provision for unfunded loan commitments in the first quarter of 2025 and a $1.5 million decrease in salaries and benefits. The decrease in staff expense was primarily due to higher payroll taxes in the first quarter, resulting in a $1.2 million decrease in the second quarter of 2025.

The year-over-year increase in noninterest expense of $1.1 million, includes the impact of a $500,000 expense reduction in the second quarter of 2024 related to a decrease in reserves for unfunded loan commitments and a $603,000 increase in regulatory assessment expenses. The increase in regulatory assessment expenses in the second quarter of 2025 was due to a $700,000 reduction of an FDIC special assessment accrual in the second quarter of 2024. As a percentage of average assets, noninterest expense was 1.52% for the second quarter of 2025, compared to 1.58% for the first quarter of 2025 and 1.40% for the second quarter of 2024. The efficiency ratio for the second quarter of 2025 was 45.6%, compared to 46.7% for the first quarter of 2025 and 45.1% for the second quarter of 2024.

Income Taxes

Our effective tax rate for the quarter ended June 30, 2025 was 26.50%, compared with 26.50% for the first quarter of 2025, and 27.25% for the same period of 2024. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $15.41 billion at June 30, 2025. This represented an increase of $157.5 million, or 1.03%, from total assets of $15.26 billion at March 31, 2025. The increase in assets included a $202.5 million increase in interest-earning balances due from the Federal Reserve, offset by a $80.7 million decrease in investment securities, and a $5.1 million decrease in total loans.

Total assets increased by $260.5 million, or 1.72%, from total assets of $15.15 billion at December 31, 2024. The increase in assets included a $492.8 million increase in interest-earning balances due from the Federal Reserve, offset by a $108.2 million decrease in investment securities, and a $175.8 million decrease in net loans.

Total assets at June 30, 2025 decreased by $737.4 million, or 4.57%, from total assets of $16.15 billion at June 30, 2024. The decrease in assets was primarily due to a decrease of $362.1 million in investment securities, a decrease of $318.6 million in net loans and a $126.2 million decrease in interest-earning balances due from the Federal Reserve.

Investment Securities

Total investment securities were $4.81 billion at June 30, 2025, a decrease of $80.7 million, or 1.65% from the prior quarter end, a decrease of $108.2 million, or 2.20% from $4.92 billion at December 31, 2024, and a decrease of $362.1 million, or 7.00%, from $5.18 billion at June 30, 2024.

At June 30, 2025, investment securities held-to-maturity (“HTM”) totaled $2.33 billion, a decrease of $31.9 million, or 1.35% from prior quarter end, a decrease of $52.4 million, or 2.20% from December 31, 2024, and a decrease of $102.7 million, or 4.22%, from June 30, 2024.

At June 30, 2025, investment securities available-for-sale (“AFS”) totaled $2.49 billion, inclusive of a pre-tax net unrealized loss of $363.7 million. AFS securities decreased by $48.8 million, or 1.92% from the prior quarter end, decreased by $55.8 million, or 2.20% from December 31, 2024, and decreased by $259.5 million, or 9.45%, from $2.75 billion at June 30, 2024. The pre-tax unrealized loss decreased by $24.7 million from the end of the prior quarter, while decreasing $84 million from December 31, 2024 and decreasing by $124.2 million from June 30, 2024.

Loans

Total loans and leases, at amortized cost, of $8.36 billion at June 30, 2025 decreased by $5.1 million, or 0.06%, from March 31, 2025. The quarter-over quarter decrease in loans included decreases of $29.9 million in commercial and industrial loans, and $18.1 million in dairy and livestock loans, partially offset by increases of $26.8 million in commercial real estate loans and $18.9 million in single-family residential (“SFR”) mortgage loans.

Total loans and leases, at amortized cost, decreased by $177.9 million, or 2.08%, from December 31, 2024. The decrease includes decreases of $186.0 million in dairy and livestock loans and $12.8 million in commercial and industrial loans, offset by increases of $19.3 million in SFR mortgage loans and $10.0 million in commercial real estate loans.

Total loans and leases, at amortized cost, decreased by $323.3 million, or 3.72%, from June 30, 2024. The decrease included decreases of $147.5 million in commercial real estate loans, $116.8 million in dairy & livestock loans and agribusiness loans, $43.8 million in commercial and industrial loans, and $34.6 million in construction loans, offset by an increase of $20.8 million in SFR mortgage loans.

Asset Quality

During the second quarter of 2025, we experienced credit charge-offs of $429,000 and total recoveries of $180,000, resulting in net charge-offs of $249,000. The allowance for credit losses (“ACL”) totaled $78.0 million at June 30, 2025, compared to $78.3 million at March 31, 2025 and $82.8 million at June 30, 2024. At June 30, 2025, ACL as a percentage of total loans and leases outstanding was 0.93%. This compares to 0.94% at March 31, 2025 and December 31, 2024 and 0.95% at June 30, 2024.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	June 30, 2025	March 31, 2025	June 30, 2024
Nonperforming loans	(Dollars in thousands)
Commercial real estate	$24,379	$24,379	$21,908
SBA	1,265	1,024	337
Commercial and industrial	265	173	2,712
Dairy & livestock and agribusiness	60	60	-

Total	$25,969	$25,636	$24,957

% of Total loans	0.31%	0.31%	0.29%
OREO
Commercial real estate	$661	$495	$-
SFR mortgage	-	-	647

Total	$661	$495	$647

Total nonperforming assets	$26,630	$26,131	$25,604

% of Nonperforming assets to total assets	0.17%	0.17%	0.16%

Past due 30-89 days (accruing)
Commercial real estate	$-	$-	$43
SBA	3,419	718	-
Commercial and industrial	-	-	103

Total	$3,419	$718	$146

% of Total loans	0.04%	0.01%	0.00%
Total nonperforming, OREO, and past due	$30,049	$26,849	$25,750

Classified Loans	$73,422	$94,169	$124,728

The $499,000 increase in nonperforming assets from March 31, 2025 was primarily due to the addition of one nonperforming SBA loan in the amount of $620,000. Classified loans are loans that are graded “substandard” or worse. Classified loans decreased $20.7 million quarter-over-quarter, primarily due to a decrease of $19.9 million in classified commercial real estate loans.

Deposits & Customer Repurchase Agreements

Deposits of $11.98 billion and customer repurchase agreements of $404.2 million totaled $12.39 billion at June 30, 2025. This represented a net increase of $122.9 million compared to $12.27 billion at March 31, 2025. Total deposits and customer repurchase agreements increased by $179 million compared to December 31, 2024 and increased $329.8 million, or 2.74% when compared to $12.06 billion at June 30, 2024.

Noninterest-bearing deposits were $7.25 billion at June 30, 2025, an increase of $62.9 million, or 0.87%, when compared to $7.18 billion at March 31, 2025. Noninterest-bearing deposits increased by $210.0 million, or 2.98%, when compared to $7.04 billion at December 31, 2024, and increased by $157.0 million, or 2.21% when compared to $7.09 billion at June 30, 2024. At June 30, 2025, noninterest-bearing deposits were 60.47% of total deposits, compared to 59.92% at March 31, 2025, 58.90% at December 31, 2024 and 60.13% at June 30, 2024.

Borrowings

As of June 30, 2025, total borrowings consisted of $500 million of FHLB advances. The FHLB advances include $300 million, at an average cost of approximately 4.73%, maturing in May of 2026, and $200 million, at a cost of 4.27% maturing in May of 2027. Total borrowings decreased by $1.3 billion from June 30, 2024. The $1.8 billion of borrowings at June 30, 2024 consisted of $500 million of FHLB advances and $1.3 billion from the Federal Reserve’s Bank Term Funding Program, at a cost of 4.76%, all of which were redeemed before the end of 2024.

Capital

The Company’s total equity was $2.24 billion at June 30, 2025. This represented an overall increase of $54.0 million from total equity of $2.19 billion at December 31, 2024. Increases to equity included $101.7 million in net earnings and a $43.9 million increase in other comprehensive income that were partially offset by $55.6 million in cash dividends. During the first half of 2025, we repurchased, under our stock repurchase plan, 2,063,564 shares of common stock, at an average repurchase price of $18.15, totaling $37.5 million. Our tangible book value per share at June 30, 2025 was $10.64.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	June 30, 2025	December 31, 2024	June 30, 2024

Tier 1 leverage capital ratio	4.0%	11.8%	11.5%	10.5%
Common equity Tier 1 capital ratio	7.0%	16.5%	16.2%	15.3%
Tier 1 risk-based capital ratio	8.5%	16.5%	16.2%	15.3%
Total risk-based capital ratio	10.5%	17.3%	17.1%	16.1%

Tangible common equity ratio		10.0%	9.8%	8.7%

CitizensTrust

As of June 30, 2025 CitizensTrust had approximately $5.0 billion in assets under management and administration, including $3.54 billion in assets under management. Revenues were $3.7 million for the second quarter of 2025, compared to $3.4 million in the first quarter of 2025 and $3.4 million for the second quarter of 2024. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with more than $15 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 24, 2025, to discuss the Company’s second quarter 2025 financial results. The conference call can be accessed live by registering at:
https://register-conf.media-server.com/register/BIe2ad85fddf3443dbacab8109594ab423

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of business, economic, or political developments, the impact of monetary, fiscal and trade policies, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, immigration, trade, tariff, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target and key personnel into our operations; the timely development of competitive products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill on our balance sheet; changes in customer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state in employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2024 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2025	December 31, 2024	June 30, 2024
Assets
Cash and due from banks	$195,063	$153,875	$174,454
Interest-earning balances due from Federal Reserve	543,573	50,823	669,740

Total cash and cash equivalents	738,636	204,698	844,194

Interest-earning balances due from depository institutions	11,004	480	7,345
Investment securities available-for-sale	2,486,306	2,542,115	2,745,796
Investment securities held-to-maturity	2,327,230	2,379,668	2,429,886

Total investment securities	4,813,536	4,921,783	5,175,682

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	18,012	18,012
Loans and lease finance receivables	8,358,501	8,536,432	8,681,846
Allowance for credit losses	(78,003)	(80,122)	(82,786)

Net loans and lease finance receivables	8,280,498	8,456,310	8,599,060

Premises and equipment, net	26,606	27,543	43,232
Bank owned life insurance (BOLI)	320,596	316,248	314,329
Intangibles	7,657	9,967	12,416
Goodwill	765,822	765,822	765,822
Other assets	431,763	432,792	371,403

Total assets	$15,414,130	$15,153,655	$16,151,495

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,247,128	$7,037,096	$7,090,095
Investment checking	483,793	551,305	515,930
Savings and money market	3,669,912	3,786,387	3,409,320
Time deposits	583,990	573,593	774,980

Total deposits	11,984,823	11,948,381	11,790,325
Customer repurchase agreements	404,154	261,887	268,826
Other borrowings	500,000	500,000	1,800,000
Other liabilities	284,831	257,071	179,917

Total liabilities	13,173,808	12,967,339	14,039,068

Stockholders’ Equity
Stockholders’ equity	2,508,454	2,498,380	2,446,755
Accumulated other comprehensive loss, net of tax	(268,132)	(312,064)	(334,328)

Total stockholders’ equity	2,240,322	2,186,316	2,112,427

Total liabilities and stockholders’ equity	$15,414,130	$15,153,655	$16,151,495

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Assets
Cash and due from banks	$154,785	$154,328	$162,724	$154,557	$162,387
Interest-earning balances due from Federal Reserve	331,956	161,432	704,023	247,165	568,722

Total cash and cash equivalents	486,741	315,760	866,747	401,722	731,109

Interest-earning balances due from depository institutions	5,973	957	12,893	3,479	11,786
Investment securities available-for-sale	2,505,601	2,539,211	2,764,096	2,522,313	2,832,097
Investment securities held-to-maturity	2,341,814	2,369,507	2,442,863	2,355,584	2,450,237

Total investment securities	4,847,415	4,908,718	5,206,959	4,877,897	5,282,334

Investment in stock of FHLB	18,012	18,012	18,012	18,012	18,012
Loans and lease finance receivables	8,354,898	8,467,465	8,731,587	8,410,871	8,778,083
Allowance for credit losses	(78,259)	(80,113)	(82,815)	(79,181)	(84,283)

Net loans and lease finance receivables	8,276,639	8,387,352	8,648,772	8,331,690	8,693,800

Premises and equipment, net	26,982	27,408	43,624	27,194	44,002
Bank owned life insurance (BOLI)	319,582	316,643	312,645	318,121	311,127
Intangibles	8,232	9,518	13,258	8,872	13,922
Goodwill	765,822	765,822	765,822	765,822	765,822
Other assets	427,776	419,116	390,834	423,469	370,575

Total assets	$15,183,174	$15,169,306	$16,279,566	$15,176,278	$16,242,489

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,051,702	$7,006,357	$7,153,315	$7,029,156	$7,168,016
Interest-bearing	4,755,828	4,866,318	4,728,864	4,810,767	4,591,500

Total deposits	11,807,530	11,872,675	11,882,179	11,839,923	11,759,516
Customer repurchase agreements	376,629	317,322	287,128	347,140	298,200
Other borrowings	508,159	513,078	1,850,330	510,605	1,921,154
Other liabilities	252,908	239,283	157,463	246,132	162,953

Total liabilities	12,945,226	12,942,358	14,177,100	12,943,800	14,141,823

Stockholders’ Equity
Stockholders’ equity	2,518,282	2,523,923	2,456,945	2,521,086	2,444,510
Accumulated other comprehensive loss, net of tax	(280,334)	(296,975)	(354,479)	(288,608)	(343,844)

Total stockholders’ equity	2,237,948	2,226,948	2,102,466	2,232,478	2,100,666

Total liabilities and stockholders’ equity	$15,183,174	$15,169,306	$16,279,566	$15,176,278	$16,242,489

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest income:
Loans and leases, including fees	$108,845	$109,071	$114,200	$217,916	$230,549
Investment securities:
Investment securities available-for-sale	18,299	18,734	21,225	37,033	42,671
Investment securities held-to-maturity	12,886	13,021	13,445	25,907	26,847

Total investment income	31,185	31,755	34,670	62,940	69,518
Dividends from FHLB stock	411	379	377	790	796
Interest-earning deposits with other institutions	3,768	1,797	9,825	5,565	15,898

Total interest income	144,209	143,002	159,072	287,211	316,761

Interest expense:
Deposits	24,829	25,322	25,979	50,151	47,345
Borrowings and customer repurchase agreements	7,401	6,800	22,244	14,201	46,106
Other	371	436	-	807	-

Total interest expense	32,601	32,558	48,223	65,159	93,451

Net interest income before (recapture of) provision for credit losses	111,608	110,444	110,849	222,052	223,310
(Recapture of) provision for credit losses	-	(2,000)	-	(2,000)	-

Net interest income after (recapture of) provision for credit losses	111,608	112,444	110,849	224,052	223,310

Noninterest income:
Service charges on deposit accounts	4,959	4,908	5,117	9,867	10,153
Trust and investment services	3,716	3,411	3,428	7,127	6,652
Gain on OREO, net	6	2,183	-	2,189	-
Other	6,063	5,727	5,879	11,790	11,732

Total noninterest income	14,744	16,229	14,424	30,973	28,537

Noninterest expense:
Salaries and employee benefits	34,999	36,477	35,426	71,476	71,827
Occupancy and equipment	6,106	5,998	5,772	12,104	11,337
Professional services	2,191	2,081	2,726	4,272	4,981
Computer software expense	4,410	4,221	3,949	8,631	7,474
Marketing and promotion	1,817	1,988	1,956	3,805	3,586
Amortization of intangible assets	1,155	1,155	1,437	2,310	2,875
Provision for (recapture of) unfunded loan commitments	-	500	(500)	500	(500)
Other	6,879	6,724	5,731	13,603	14,688

Total noninterest expense	57,557	59,144	56,497	116,701	116,268

Earnings before income taxes	68,795	69,529	68,776	138,324	135,579
Income taxes	18,231	18,425	18,741	36,656	36,945

Net earnings	$50,564	$51,104	$50,035	$101,668	$98,634

Basic earnings per common share	$0.37	$0.37	$0.36	$0.73	$0.71

Diluted earnings per common share	$0.37	$0.36	$0.36	$0.73	$0.71

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.20	$0.40

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest income - tax equivalent (TE)	$144,729	$143,525	$159,607	$288,253	$317,835
Interest expense	32,601	32,558	48,223	65,159	93,451

Net interest income - (TE)	$112,128	$110,967	$111,384	$223,094	$224,384

Return on average assets, annualized	1.34%	1.37%	1.24%	1.35%	1.22%
Return on average equity, annualized	9.06%	9.31%	9.57%	9.18%	9.44%
Efficiency ratio [1]	45.55%	46.69%	45.10%	46.12%	46.17%
Noninterest expense to average assets, annualized	1.52%	1.58%	1.40%	1.55%	1.44%
Yield on average loans	5.22%	5.22%	5.26%	5.22%	5.28%
Yield on average earning assets (TE)	4.28%	4.28%	4.37%	4.28%	4.36%
Cost of deposits	0.84%	0.86%	0.88%	0.85%	0.81%
Cost of deposits and customer repurchase agreements	0.87%	0.87%	0.87%	0.87%	0.80%
Cost of funds	1.03%	1.04%	1.38%	1.03%	1.34%
Net interest margin (TE)	3.31%	3.31%	3.05%	3.31%	3.07%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	10.02%	10.04%	8.68%
Citizens Business Bank	9.86%	9.92%	8.57%

[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	136,999,451	138,973,996	138,583,510	137,614,679	138,419,379
Diluted	137,172,994	139,294,401	138,669,058	137,888,778	138,561,481
Dividends declared	$27,703	$27,853	$28,018	$55,556	$55,904
Dividend payout ratio [3]	54.79%	54.50%	56.00%	54.64%	56.68%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	137,825,465	139,089,612	139,677,162
Book value per share	$16.25	$16.02	$15.12
Tangible book value per share	$10.64	$10.45	$9.55

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	June 30, 2025	December 31, 2024	June 30, 2024
Nonperforming assets:
Nonaccrual loans	$25,969	$27,795	$24,957
Other real estate owned (OREO), net	661	19,303	647

Total nonperforming assets	$26,630	$47,098	$25,604

Loan modifications to borrowers experiencing financial difficulty	$9,529	$6,467	$26,363

Percentage of nonperforming assets to total loans outstanding and OREO	0.32%	0.55%	0.29%
Percentage of nonperforming assets to total assets	0.17%	0.31%	0.16%
Allowance for credit losses to nonperforming assets	292.91%	170.12%	323.33%

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Allowance for credit losses:
Beginning balance	$78,252	$80,122	$82,817	$80,122	$86,842
Total charge-offs	(429)	(40)	(51)	(469)	(4,318)
Total recoveries on loans previously charged-off	180	170	20	350	262

Net recoveries (charge-offs)	(249)	130	(31)	(119)	(4,056)
(Recapture of) provision for credit losses	-	(2,000)	-	(2,000)	-

Allowance for credit losses at end of period	$78,003	$78,252	$82,786	$78,003	$82,786

Net recoveries (charge-offs) to average loans	-0.003%	0.002%	-0.000%	-0.001%	-0.046%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	June 30, 2025		December 31, 2024		June 30, 2024
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$64.5	0.99%	$66.2	1.02%	$69.4	1.04%
Construction	0.2	1.36%	0.3	1.94%	0.8	1.51%
SBA	3.1	1.13%	2.6	0.96%	2.5	0.93%
Commercial and industrial	6.4	0.70%	6.1	0.66%	5.1	0.53%
Dairy & livestock and agribusiness	2.6	1.09%	3.6	0.86%	3.8	1.08%
Municipal lease finance receivables	0.2	0.35%	0.2	0.31%	0.2	0.26%
SFR mortgage	0.5	0.17%	0.5	0.16%	0.5	0.19%
Consumer and other loans	0.5	1.03%	0.6	1.04%	0.5	1.07%

Total	$78.0	0.93%	$80.1	0.94%	$82.8	0.95%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2025		2024		2023
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.71	$18.22	$20.45	$15.95	$25.98	$16.34
June 30,	$20.15	$16.01	$17.91	$15.71	$16.89	$10.66
September 30,	$-	$-	$20.29	$16.08	$19.66	$12.89
December 31,	$-	$-	$24.58	$17.20	$21.77	$14.62

Quarterly Consolidated Statements of Earnings

	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024
Interest income
Loans and leases, including fees	$108,845	$109,071	$110,277	$114,929	$114,200
Investment securities and other	35,364	33,931	37,322	50,823	44,872

Total interest income	144,209	143,002	147,599	165,752	159,072

Interest expense
Deposits	24,829	25,322	28,317	29,821	25,979
Borrowings and customer repurchase agreements	7,401	6,800	8,291	22,312	22,244
Other	371	436	573	-	-

Total interest expense	32,601	32,558	37,181	52,133	48,223

Net interest income before (recapture of) provision for credit losses	111,608	110,444	110,418	113,619	110,849
(Recapture of) provision for credit losses	-	(2,000)	(3,000)	-	-

Net interest income after (recapture of) provision for credit losses	111,608	112,444	113,418	113,619	110,849

Noninterest income	14,744	16,229	13,103	12,834	14,424
Noninterest expense	57,557	59,144	58,480	58,835	56,497

Earnings before income taxes	68,795	69,529	68,041	67,618	68,776
Income taxes	18,231	18,425	17,183	16,394	18,741

Net earnings	$50,564	$51,104	$50,858	$51,224	$50,035

Effective tax rate	26.50%	26.50%	25.25%	24.25%	27.25%

Basic earnings per common share	$0.37	$0.37	$0.36	$0.37	$0.36
Diluted earnings per common share	$0.37	$0.36	$0.36	$0.37	$0.36

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared	$27,703	$27,853	$27,978	$27,977	$28,018

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024

Commercial real estate	$6,517,415	$6,490,604	$6,507,452	$6,618,637	$6,664,925
Construction	17,658	15,706	16,082	14,755	52,227
SBA	271,735	271,844	273,013	272,001	267,938
SBA - PPP	85	179	774	1,255	1,757
Commercial and industrial	912,427	942,301	925,178	936,489	956,184
Dairy & livestock and agribusiness	233,772	252,532	419,904	342,445	350,562
Municipal lease finance receivables	63,652	65,203	66,114	67,585	70,889
SFR mortgage	288,435	269,493	269,172	267,181	267,593
Consumer and other loans	53,322	55,770	58,743	52,217	49,771

Gross loans, at amortized cost	8,358,501	8,363,632	8,536,432	8,572,565	8,681,846
Allowance for credit losses	(78,003)	(78,252)	(80,122)	(82,942)	(82,786)

Net loans	$8,280,498	$8,285,380	$8,456,310	$8,489,623	$8,599,060

Deposit Composition by Type and Customer Repurchase Agreements

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024

Noninterest-bearing	$7,247,128	$7,184,267	$7,037,096	$7,136,824	$7,090,095
Investment checking	483,793	533,220	551,305	504,028	515,930
Savings and money market	3,669,912	3,710,612	3,786,387	3,745,707	3,409,320
Time deposits	583,990	561,822	573,593	685,930	774,980

Total deposits	11,984,823	11,989,921	11,948,381	12,072,489	11,790,325

Customer repurchase agreements	404,154	276,163	261,887	394,515	268,826

Total deposits and customer repurchase agreements	$12,388,977	$12,266,084	$12,210,268	$12,467,004	$12,059,151

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Nonperforming loans
Commercial real estate	$24,379	$24,379	$25,866	$18,794	$21,908
SBA	1,265	1,024	1,529	151	337
Commercial and industrial	265	173	340	2,825	2,712
Dairy & livestock and agribusiness	60	60	60	143	-

Total	$25,969	$25,636	$27,795	$21,913	$24,957

% of Total loans	0.31%	0.31%	0.33%	0.26%	0.29%

Past due 30-89 days (accruing)
Commercial real estate	$-	$-	$-	$30,701	$43
SBA	3,419	718	88	-	-
Commercial and industrial	-	-	399	64	103

Total	$3,419	$718	$487	$30,765	$146

% of Total loans	0.04%	0.01%	0.01%	0.36%	0.00%

OREO
Commercial real estate	$661	$495	$18,656	$-	$-
SFR mortgage	-	-	647	647	647

Total	$661	$495	$19,303	$647	$647

Total nonperforming, past due, and OREO	$30,049	$26,849	$47,585	$53,325	$25,750

% of Total loans	0.36%	0.32%	0.56%	0.62%	0.30%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	June 30, 2025	December 31, 2024	June 30, 2024

Tier 1 leverage capital ratio	4.0%	11.8%	11.5%	10.5%
Common equity Tier 1 capital ratio	7.0%	16.5%	16.2%	15.3%
Tier 1 risk-based capital ratio	8.5%	16.5%	16.2%	15.3%
Total risk-based capital ratio	10.5%	17.3%	17.1%	16.1%

Tangible common equity ratio		10.0%	9.8%	8.7%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share.

	June 30, 2025	December 31, 2024	June 30, 2024
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,240,322	$2,186,316	$2,112,427
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(7,657)	(9,967)	(12,416)

Tangible book value	$1,466,843	$1,410,527	$1,334,189
Common shares issued and outstanding	137,825,465	139,689,686	139,677,162

Tangible book value per share	$10.64	$10.10	$9.55

Return on Average Tangible Common Equity Reconciliation (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(Dollars in thousands)

Net Income	$50,564	$51,104	$50,035	$101,668	$98,634
Add: Amortization of intangible assets	1,155	1,155	1,437	2,310	2,875
Less: Tax effect of amortization of intangible assets (1)	(341)	(341)	(425)	(683)	(850)

Tangible net income	$51,378	$51,918	$51,047	$103,295	$100,659

Average stockholders’ equity	$2,237,948	$2,226,948	$2,102,466	$2,232,478	$2,100,666
Less: Average goodwill	(765,822)	(765,822)	(765,822)	(765,822)	(765,822)
Less: Average intangible assets	(8,232)	(9,518)	(13,258)	(8,872)	(13,922)

Average tangible common equity	$1,463,894	$1,451,608	$1,323,386	$1,457,784	$1,320,922

Return on average equity, annualized (2)	9.06%	9.31%	9.57%	9.18%	9.44%

Return on average tangible common equity, annualized (2)	14.08%	14.51%	15.51%	14.29%	15.32%

(1) Tax effected at respective statutory rates.

(2) Annualized where applicable.